Exhibit 99.2

99 Wood Avenue South, Suite 311	FOR IMMEDIATE RELEASE

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Corporation Announces Board and Management Changes

Robert F. Johnston Named Executive Chairman of the Board

S. Colin Neill Named President

Iselin, NJ January 3, 2008 – Pharmos Corporation (Nasdaq: PARS) announced today certain changes in its Board of Directors and Management, effective immediately.

Board Changes

Robert F. Johnston has been elected to the Board as Executive Chairman.

Haim Aviv, Ph.D., David Schlachet and Mony Ben Dor have retired from the Board.

The Pharmos Board now consists of seven directors -- Robert F. Johnston, Chairman, Anthony B. Evnin (Venrock), Charles W. Newhall, III (New Enterprise Associates), Srinivas Akkaraju, M.D., Ph.D. (Panorama Capital), Abraham Sartani, M.D. (Recordati S.p.A.), Lloyd I. Miller, III and Elkan Gamzu, Ph.D.

Management Changes

The Pharmos Board designated Mr. Robert F. Johnston to serve as Executive Chairman of the Board and Mr. S. Colin Neill to serve as President, in addition to his current roles as Chief Financial Officer, Treasurer and Secretary.

Elkan Gamzu Ph.D., who has been Chief Executive Officer, retires from that position and will remain on the Board.

Robert F. Johnston

Robert F. Johnston, a venture capitalist, is President of Johnston Associates which he founded in 1968 to provide financing for emerging companies in the biotechnology and healthcare fields.

Mr. Johnston was a founder and Chairman of Vela Pharmaceuticals, Inc., which merged into Pharmos in late 2006, and has founded numerous public companies including Sepracor, Cytogen, I-STAT, Ecogen, Genex and Envirogen. He also played an active and key role in the early formations of private companies such as Sonomed, Immunicon, PharmaStem (formerly Biocyte), ExSAR and Targent.

Mr. Johnston served as CEO of Cytogen from July 1988 to April 1989. He is also a member of the Advisory Council of the Department of Molecular Biology at Princeton University and the Executive Committee of the Friends of the Institute for Advanced Study in Princeton, as well as Founder and President of Educational Ventures, a foundation focused on funding improvements in the educational system; and Vice-Chairman of Center for Education Reform (CER) an advocate for charter schools. Mr. Johnston received his B.A. from Princeton University and his M.B.A. from New York University.

S. Colin Neill

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S. Colin Neill who becomes President of the Company, became Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Pharmos in October 2006. From September 2003 to October 2006, Mr. Neill served as Chief Financial Officer, Treasurer and Secretary of Axonyx, Inc. a biopharmaceutical company that developed products and technologies to treat Alzheimer’s disease and other central nervous system disorders, where he played an integral role in the merger between Axonyx and TorreyPines Therapeutics Inc., a privately-held biopharmaceutical company. From 1998 to 2001, Mr. Neill served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of ClinTrials Research Inc., a $100 million publicly traded global contract research organization in the drug development business. Mr. Neill played a key role in the successful sale of the company in 2001. Mr. Neill graduated from Trinity College, Dublin with a first class honors degree in Business / Economics and he holds a masters degree in Accounting and Finance from the London School of Economics. He is a Certified Public Accountant in New York State and a Chartered Accountant in Ireland.

About Pharmos Corporation

Pharmos Corporation is a biopharmaceutical company that discovers and develops novel therapeutics to treat a range of diseases of the nervous system, including disorders of the brain-gut axis, with a focus on pain/inflammation and autoimmune disorders. The Company’s lead product, dextofisopam, is being studied in a Phase 2b clinical trial in patients with irritable bowel syndrome (IBS). Dextofisopam has completed a Phase 2a IBS study in which it demonstrated a statistically significant effect compared to placebo on the primary efficacy endpoint of adequate relief (n=141, p=0.033) and was very well tolerated. A second program in Phase 2a involves a clinical trial of our NanoEmulsion cream drug delivery system to deliver the NSAID diclofenac topically in patients suffering from osteoarthritic knee pain. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds, especially CB2 receptor-selective (CB2-selective) agonists. PRS-639,058, the leading CB2-selective agonist, has demonstrated promising preclinical data in neuropathic pain. Various other CB2-selective compounds from Pharmos' pipeline are in preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease and other disorders.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts:

S. Colin Neill, CFO
(732) 452-9556

Gale Smith, Investor Relations

(732) 452-9556

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